Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2012 Financial Results

  Record Quarterly Revenues of $235 million (28% increase over prior year)
  Record Q4 Earnings per Share
    GAAP EPS $0.78 (28% increase over prior year)
    Non-GAAP EPS of $0.95 (44% increase over prior year)
  Record Year-End Backlog of $1.1 billion
  FY 2013 Revenue Guidance of $870 million - $890 million (10% - 12% growth)
  FY 2013 Non-GAAP Earnings Guidance of $2.75 - $2.95 per Share (20% - 29% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 9, 2012--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2012.

Deepak Chopra, OSI Systems President and CEO, stated, “We are pleased to report outstanding results for our fourth quarter and fiscal year, as we closed out a truly transformative year in very strong fashion. In addition to record financial results, noteworthy achievements during fiscal 2012 included a major turnkey screening solutions win with Servicio de Administración Tributaria, Mexico’s tax and customs authority (“SAT”), European certification of our Rapiscan RTT® (Real Time Tomography) ultra-high speed, checked baggage screening system and multiple new product introductions in our Healthcare Division.”

Mr. Chopra continued, “Each of our divisions finished the year strong. This momentum, combined with a record year-end backlog of $1.1 billion, positions us well for continued strong top line growth and earnings expansion in fiscal 2013.”

The Company reported revenues of $235 million for the fourth quarter of fiscal 2012, an increase of 28% from the $183 million reported for the fourth quarter of fiscal 2011. Net income for the fourth quarter of fiscal 2012 was $15.9 million, or $0.78 per diluted share, compared to net income of $12.0 million, or $0.61 per diluted share for the fourth quarter of fiscal 2011. Excluding the impact of restructuring charges and start-up costs related to the SAT program, net income for the fourth quarter of fiscal 2012 would have been approximately $19.4 million or $0.95 per diluted share compared to net income of $13.0 million or $0.66 per diluted share for the fourth quarter of fiscal 2011.

For the fiscal year ended June 30, 2012, the Company reported revenues of $793 million, a 21% increase from the $656 million reported for fiscal 2011. Net income for fiscal 2012 was $45.5 million, or $2.24 per diluted share, compared to net income of $33.4 million, or $1.71 per diluted share in fiscal 2011. Excluding the impact of restructuring and other nonrecurring charges, and start-up costs related to the SAT agreement, net income for fiscal 2012 would have been approximately $50.9 million, or $2.51 per diluted share compared to net income of $35.9 million or $1.84 per diluted share for the comparable period of fiscal 2011.

As of June 30, 2012, the Company’s backlog was approximately $1.1 billion compared to $0.3 billion as of June 30, 2011, an increase of 249%.

During fiscal 2012, the Company generated free cash flow of $52 million as net cash increased to $89 million as of June 30, 2012.

Mr. Chopra continued, “Our Security Division experienced exceptional sales growth in fiscal 2012. During the fourth quarter, our Security Division reported a 50% increase in sales to a record $118.4 million generating record operating income, excluding restructuring charges and start-up costs related to the SAT program. For the full fiscal year, the Security Division’s record $392 million of revenue lead to record operating income. This strong momentum, coupled with new products and the SAT program, provides a solid platform for continued strong performance.”

Mr. Chopra concluded, “Our Healthcare Division continued the progress witnessed over the past few quarters with a truly outstanding fourth quarter. Our revenues grew by 18% and this growth led to a record operating margin of 15% during the quarter and a 55% increase in operating income over the prior year. With a positive reception to our new product offerings, we believe the future is very bright.”

Alan Edrick, OSI System’s Executive Vice President and CFO, stated, “Our fourth quarter and full year results continued the momentum demonstrated over the past few years. The substantial backlog, coupled with the new recurring revenue business model in our Security Division, provide strong visibility into the future. The outstanding growth and profit margin in our Healthcare Division highlights the substantial operating leverage of this business. In addition, we are beginning to see strong returns on the significant investment we have made in new product development over the past several years, for which we believe will continue to drive strong growth in the future.”

Company Outlook – Guidance for Fiscal 2013

Subject to the risk factors referenced in the Safe Harbor section of this press release, the Company announced that it anticipates fiscal 2013 sales to be between $870 million and $890 million, representing a 10% to 12% increase over fiscal 2012. In addition, the Company anticipates approximately 20% - 29% growth in earnings per diluted share to $2.75 to $2.95, excluding the impact of restructuring and other non-recurring charges. Although the fiscal 2012 non-GAAP earnings per share excluded start-up costs related to the SAT program, the Company’s fiscal 2013 earnings guidance and underlying growth rate compared to fiscal 2012 includes the impact of the SAT program in both fiscal years.

Non-GAAP Figures

Discussion of adjustments to arrive at non-GAAP figures for the three months and fiscal year ended June 30, 2012 is provided to allow for the comparison of underlying earnings, net of restructuring and other nonrecurring charges, and start-up costs related to the SAT program, thus providing additional insight into the on-going operations of the Company. For the three months and fiscal year ended June 30, 2012 the Company incurred restructuring and other nonrecurring charges, of $0.5 million and $1.4 million, respectively, compared to $1.4 million and $3.4 million for the comparable periods of fiscal 2011. In addition, for the three months and fiscal year ended June 30, 2012 the Company incurred start-up costs related to the SAT program of approximately $4.4 million and $6.1 million, respectively.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 7:00am PT (10:00am ET), today to discuss its results for the fourth quarter of fiscal 2012. To listen, please visit the investor relations section of OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 9:00am PT until 11:59pm PT on August 23, 2012. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘10741553’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts. They are not intended to be guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings growth in fiscal 2013, sales of recently-introduced products and expectations surrounding the performance of the Company under its agreement with SAT in Mexico. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2012	2011	2012

Revenue	$183,429	$235,241	$656,100	$792,990
Cost of goods sold	113,337	154,411	416,834	524,348
Gross profit	70,092	80,830	239,266	268,642

Operating expenses:
Selling, general and administrative	39,583	44,337	142,633	151,746
Research and development	11,939	14,207	45,448	49,565
Restructuring and other charges	1,360	460	3,424	1,391
Total operating expenses	52,882	59,004	191,505	202,702

Income from operations	17,210	21,826	47,761	65,940
Interest and other expense, net	(542)	(1,645)	(1,026)	(3,957)

Income before income taxes	16,668	20,181	46,735	61,983
Income tax expense	4,622	4,270	13,313	16,435

Net income	$12,046	$15,911	$33,422	$45,548

Diluted income per share	$0.61	$0.78	$1.71	$2.24

Weighted average shares outstanding – diluted	19,866	20,516	19,548	20,330

Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2011	June 30, 2012
Assets
Cash and cash equivalents	$55,619	$91,452
Accounts receivable, net	136,716	156,867
Inventories	169,634	195,178
Other current assets	43,317	39,616
Total current assets	405,286	483,113
Non-current assets	179,630	266,783
Total Assets	$584,916	$749,896

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$80,887	$75,467
Other current liabilities	80,094	85,182
Total current liabilities	160,981	160,649
Long-term debt	2,756	2,467
Advances from customers	--	100,000
Other long-term liabilities	36,379	52,661
Total liabilities	200,116	315,777
Total stockholders’ equity	384,800	434,119
Total Liabilities and Equity	$584,916	$749,896

	SEGMENT INFORMATION
	(in thousands)
	(unaudited)

		Three Months Ended June 30,		Year Ended June 30,
		2011	2012	2011	2012
	Revenues – by Segment Group:
	Security Group	$78,713	$118,438	$294,686	$391,808
	Healthcare Group	62,213	73,502	215,050	235,548
	Optoelectronics and Manufacturing Group, including intersegment revenues	55,415	56,377	192,873	210,803
	Intersegment revenues elimination	(12,912)	(13,076)	(46,509)	(45,169)
	Total	$183,429	$235,241	$656,100	$792,990

	Operating income (loss) – by Segment Group:
	Security Group (i)	$8,060	$8,149	$25,352	$30,552
	Healthcare Group (ii)	7,321	11,353	17,857	28,330
	Optoelectronics and Manufacturing Group (iii)	5,236	5,796	17,211	18,743
	Corporate	(3,269)	(3,429)	(11,322)	(11,887)
	Eliminations	(138)	(43)	(1,337)	202
	Total	$17,210	$21,826	$47,761	$65,940

(i)

Includes restructuring and other charges of $0.6 million and $0.3 million for the three months and years ended June 30, 2011 and 2012, respectively. Includes start-up costs for SAT program of $2.7 million and $4.3 million for the three months and year ended June 30, 2012.

(ii)

Includes restructuring and other charges of $0.3 million and $0.2 million for the three months ended June 30, 2011 and 2012, respectively; and $1.5 million and $0.2 million for the years ended June 30, 2011 and 2012, respectively.

(iii)	Includes restructuring and other charges of $0.9 million for the year ended June 30, 2012.

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)

	Three Months Ended June 30,				Year Ended June 30,
	2011		2012		2011		2012
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$12,046	$0.61	$15,911	$0.78	$33,422	$1.71	$45,548	$2.24

Restructuring and other charges, net of tax	983	0.05	363	0.02	2,449	0.13	1,022	0.06
Start-up costs for SAT program, net of tax	--	--	3,146	0.15	--	--	4,357	0.21

Non-GAAP basis	$13,029	$0.66	$19,420	$0.95	$35,871	$1.84	$50,927	$2.51

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com